Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291, and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01 and 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. of our report dated March 1, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Nabors Industries Ltd. and of our report dated February 24, 2011 relating to the consolidated financial statements of NFR Energy LLC, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 1, 2011